SETTLEMENT AGREEMENT AND MUTUAL RELEASE

       This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "AGREEMENT") is entered into by and among AKSYS, LTD., a Delaware corporation ("AKSYS"); DURUS LIFE SCIENCES MASTER FUND LTD., a Cayman Islands company (the "FUND"); SCOTT SACANE, a Connecticut resident ("SACANE"); DURUS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company ("DURUS"); DURUS CAPITAL MANAGEMENT (N.A.), LLC, a Delaware limited liability company ("DURUS N.A."); and ARTAL LONG BIOTECH PORTFOLIO LLC, a Delaware limited liability company ("ARTAL"). Aksys, the Fund, Sacane, Durus, Durus N.A. and Artal are collectively referred to herein as the "PARTIES", and each is individually referred to as a "PARTY." The Fund, Sacane, Durus, Durus N.A. and Artal are collectively referred to herein as "DEFENDANTS", and each is individually referred to as a "DEFENDANT." Unless otherwise provided herein, capitalized terms used herein without definition have the meanings given to them in the Rights Agreement (as defined below).

       WHEREAS, as of the date hereof, the Fund is the record owner and beneficial owner (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of 21,333,118 shares of Aksys common stock (which amount includes 281,454 shares of Aksys common stock issuable upon exercise of warrants (the "WARRANTS") and is net of the Short Position referred to (and as defined in) Section 3(e) hereof) (the "FUND SHARES") and Artal is the beneficial owner of 498,100 shares of Aksys common stock (together with the Fund Shares, the "SHARES");

       WHEREAS, on April 11, 2003, Aksys, Sacane and Durus entered into an agreement relating to Aksys common stock held by the Fund (the "APRIL 2003 AGREEMENT");

       WHEREAS, on August 5, 2003, Aksys filed a three-count lawsuit against Defendants (the "COMPLAINT") in the United States District Court, District of Connecticut (the "COURT"), Case No. 03-CV-1349 (RNC) (the "LITIGATION"). Count III of the Complaint, which sought disgorgement of profits under Section 16(b) of the Exchange Act, was settled pursuant to an agreement among the Parties dated January 12, 2004 and dismissed pursuant to a Court order of that same date. Counts I and II of the Complaint allege, respectively, breach of the April 2003 Agreement and violation of Section 13(d) of the Exchange Act;

       WHEREAS, Aksys and the Fund entered into a Standstill Agreement dated as of October 9, 2003 (the "OCTOBER 2003 AGREEMENT");

       WHEREAS, Defendants, on the one hand, and Aksys, on the other hand, desire in this Agreement and pursuant to the terms set forth below fully and finally to settle, resolve and specifically release each other and certain related parties from all claims that they may have, whether or not heretofore asserted, relating to or arising from or otherwise involving the acquisition, ownership, trading or disposition of shares of Aksys common stock on or before the date hereof, the application of the Rights Agreement, dated as of October 28, 1996, between Aksys and EquiServe Trust Company, N.A., as successor Rights Agent to First Chicago Trust Company of New York (the "RIGHTS AGREEMENT"), or any other agreements or understandings, or otherwise arising between or among them, including without limitation Counts I and II of the Complaint and any claims relating to or arising under the April 2003 Agreement, the October


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2003 Agreement or the Rights Agreement; PROVIDED, that nothing in this Agreement shall limit (i) the rights of the Fund or Artal to sue Sacane, Durus, Durus N.A. and any of their past or present employees, officers, directors, managers and members (collectively, the "SACANE PARTIES") for any and all causes of action and claims, or (ii) the rights of any one or more of the Sacane Parties to sue the Fund or Artal and any of their respective past or present employees, officers, directors, managers and members;

       NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is hereby agreed by and among the Parties as follows:

1. DISMISSAL OF THE COMPLAINT WITH PREJUDICE AGAINST ALL OF THE DEFENDANTS. Aksys hereby agrees to seek, and the Parties agree to take all reasonable steps to obtain, as promptly as possible, Court approval of dismissal, with prejudice, of the Complaint in its entirety by filing a Stipulation of Dismissal of the Complaint (the "STIPULATION OF DISMISSAL") substantially in the form annexed in EXHIBIT A hereto on the latest of the dates that each Party executes this Agreement (the "EFFECTIVE DATE") or within one business day thereafter.

2.     AMENDMENT TO RIGHTS AGREEMENT.

       (a) AMENDMENT OF RIGHTS AGREEMENT. Concurrently with the execution of this Agreement, Aksys is entering into the First Amendment to Rights Agreement in the form annexed as EXHIBIT B hereto (the "RIGHTS AMENDMENT").

       (b) FUTURE RIGHTS AGREEMENTS OR OTHER SIMILAR ACTIONS. Aksys shall not amend the Rights Agreement, adopt or implement any rights agreement or any other similar plan or arrangement, or take any other actions (outside of the Rights Agreement) having a disproportionate or other disparate effect upon the holders of shares based on the number of shares held by such holder, that does not provide for substantially similar exemptions, protections and other provisions with respect to the Defendants as those provided in this Agreement and the other Transaction Agreements (as defined below). Notwithstanding anything to the contrary herein, upon expiration or termination of the Rights Agreement, Aksys may adopt a successor rights agreement or similar arrangement, PROVIDED, that such successor rights agreement or similar arrangement provides substantially similar exemptions, protections and other provisions with respect to the Defendants as those provided in this Agreement and the other Transaction Agreements.

       (c) DISPUTE RESOLUTION PROCEDURES. Any dispute or controversy arising under the Rights Amendment regarding whether any Designated Person (as defined in the Rights Amendment) shall have materially breached Section 5(a) or 6(a) of this Agreement for purposes of the Rights Amendment (a "RIGHTS CLAIM") shall be settled through arbitration in accordance with the procedures set forth in this
Section 2(c). Such procedures shall not apply to any other claims, controversies or disputes between any of the Parties.

               (i) Aksys or the applicable Defendant shall submit a Rights Claim to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration Rules for Large, Complex Commercial Disputes (the "AAA RULES"). The arbitrators shall have no authority other than to determine whether there has been a material breach of
Section 5(a) or 6(a) of this Agreement for purposes of the Rights Amendment.


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Notwithstanding anything to the contrary in this Agreement or any other
Transaction Agreement, no Exempt Person shall lose its status as an Exempt Person pursuant to the second proviso of clause (vii) of the definition of Exempt Person as provided in the Rights Amendment until the arbitrators shall have finally determined pursuant to these procedures that such Person has materially violated Section 5(a) or 6(a) hereof, taking into account the notice and cure provisions herein.

             (ii) After the time provided for cure in Section 5(c) or 6(e), as applicable, has lapsed, Aksys or the applicable Defendant (the "INITIATING PARTY") may commence such arbitration by (A) submitting a Demand for Arbitration under the AAA Rules ("DEMAND FOR ARBITRATION") and (B) notifying in writing the applicable Defendant or Aksys, as the case may be (collectively, the "RESPONDENT"). Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party is making the Rights Claim and reference specifically the affected clauses of this Agreement. After the Demand for Arbitration, response and counterclaim, if any, and reply to counterclaim, if any, have been submitted, the arbitrators shall permit either the Initiating Party or the Respondent to propose additional issues for resolution in the pending proceedings.

             (iii) The parties shall attempt, by agreement, to appoint a sole arbitrator for confirmation by the AAA. If the parties fail so to appoint a sole arbitrator within 20 days after the commencement of the arbitration proceedings, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 20 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by the Initiating Party and one arbitrator shall be appointed by the Respondent each within 35 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 40 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the AAA Rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Respondent in accordance with clause (ii).

             (iv) After the appointment of the arbitrators, the parties to the arbitration shall have the right to take depositions, ask interrogatories, obtain documentation and to obtain other discovery regarding the subject matter of the arbitration, and, to that end, to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof. Before any discovery is initiated, the parties shall reach agreement with the arbitrators on a streamlined and expedited discovery program in order to save costs and avoid unnecessary delay in completing any arbitration.

             (v) A hearing on the Rights Claim shall commence within 30 days following appointment and confirmation of the arbitrators. The decision of the arbitrators shall be rendered no later than 30 days after commencement of such hearing.

             (vi) Any decision shall be rendered by a majority of the arbitrators. The arbitrators shall issue to Aksys and the applicable Defendant a written explanation of the reasons for their decision and a full statement of the facts as found and the rules of law applied. The arbitrators' decision rendered in connection with an arbitration pursuant to this Section shall be final and binding upon Aksys and the applicable Defendant. The arbitral award shall be conclusive proof of the validity of the determinations of the arbitrations set forth in the award.

             (vii) The place of arbitration shall be in the State of Delaware.

             (viii) In reaching their decision, the arbitrators shall follow the substantive law of the State of Delaware.

               (ix) All proceedings and all documents prepared in connection with any arbitration conducted hereunder shall be confidential and the subject matter thereof shall not be disclosed to any Person other than the parties to the proceedings, their Affiliates, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff; PROVIDED, that the parties to the proceedings and their Affiliates may disclose such proceedings and documents if required by law. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this Section concerning confidentiality.

3.     THE SELL-DOWN PERIOD.

       (a) COOPERATION. Aksys shall use its commercially reasonable efforts to facilitate the disposition of the Shares and the Warrants by the Fund and Artal and their respective Permitted Transferees under (and as defined in) the Registration Rights Agreement (as defined below), and, upon any exchange of the Note (as defined below) for New Shares (as defined below), the New Shares, and will cooperate with the Fund's and Artal's reasonable requests in that regard consistent with the terms hereof and the other Transaction Agreements.

       (b) PERMITTED DISPOSITION. The Fund and Artal may dispose of the Shares and Warrants, and the New Shares, in one or more public and/or private offerings with the decision as to the type of disposition(s) and whether or not to use any underwriters to be made by the Fund consistent with the terms hereof and the other Transaction Agreements.

       (c) REGISTRATION RIGHTS AGREEMENT. Concurrently with the execution of this Agreement, Aksys, the Fund and Artal are entering into a Registration Rights Agreement in the form annexed as EXHIBIT C hereto (the "REGISTRATION RIGHTS AGREEMENT") providing for, among other things, the preparation and effectiveness of one or more registration statements covering the Shares, Warrants and New Shares (together with the appropriate amendments and supplements thereto, the "REGISTRATION STATEMENT(S)").

       (d) RELATED AGREEMENTS. Aksys shall enter into underwriting or distribution agreements on reasonable terms with any underwriter(s) or broker dealer(s) selected by the Fund (subject to Aksys' approval, which shall not be unreasonably withheld) to distribute securities selected by the Fund, Artal and/or their Permitted Transferees. Aksys agrees that any nationally recognized underwriter(s) and/or broker dealer(s) that acquire Shares from any Exempt Person as part of a distribution by such Exempt Person of the Shares (that is, for the purpose of re-sale to investors), whether pursuant to an underwritten offering, block trade, agented distribution or any other bona fide distribution of the Shares, shall be deemed to be "Exempt Persons" under the Rights Agreement.

        (e) SHORT POSITION. With respect to the Fund's existing short position of 165,000 shares of Aksys common stock (the "SHORT POSITION"), subject to its obligations under Applicable Law (as defined below), Aksys shall cooperate with the Fund in closing out such short position, including, without limitation, by delivering instructions to its transfer agent to release the "matching" shares and taking such other reasonable actions as the Fund may request.

        (f) STOCK CERTIFICATES. Aksys agrees that the Fund may take possession of the certificates representing its shares of Aksys common stock from Schulte Roth & Zabel LLP, with whom the certificates were deposited pursuant to the October 2003 Agreement, at any time. Aksys on the date hereof shall instruct its transfer agent to remove immediately upon receipt of those certificates the restrictive legends endorsed on those certificates pursuant to the October 2003 Agreement.

       (g) LIMITATION ON TRANSFERS TO 10% HOLDERS. Each Defendant covenants that it shall not sell, assign, convey, distribute, transfer or otherwise dispose of any of the Shares to any Person which, at the time of such transfer or as a result of such transfer, such Defendant knows (based on information reasonably available to such Defendant) would beneficially own in excess of 10% of Aksys' then-outstanding common stock, except to:

               (i) any Person with the written consent of Aksys, which consent shall not be unreasonably withheld, PROVIDED, that in no event shall a Defendant make any transfer pursuant to this clause (i) to any Person that such Defendant knows would beneficially own in excess of 14.99% of Aksys' then-outstanding common stock (based on information reasonably available to such Defendant);

               (ii) any Permitted Transferee, unless such Defendant knows (based on information reasonably available to such Defendant) that such Person would beneficially own in excess of 14.99% of Aksys' then-outstanding common stock;

               (iii) any nationally recognized underwriter(s) and/or broker dealer(s) as part of a distribution by such Defendant of the Shares (that is, for the purpose of re-sale to investors), whether pursuant to an underwritten offering, block trade, agented distribution or any other bona fide distribution of the Shares;

               (iv) any Person in a distribution by such Defendant to its direct or indirect equity or other interest holders (including any Permitted Transferee) pro rata in accordance with such distributees' respective pro rata shares of the Defendant's equity or other interests, PROVIDED, that if any such Person acquires in such distribution beneficial ownership of shares of Aksys common stock in excess of 14.99% of Aksys' then-outstanding common stock, then such Person shall be subject to the provisions of Sections 5 and 6 hereof as if it were a Defendant hereunder (and shall so confirm in writing to Aksys); and

               (v)    any holder of a proxy granted pursuant to
Section 6(d) hereof.

       (h) REASONABLE BEST EFFORTS. Each Defendant shall use reasonable best efforts to dispose of its Shares as promptly as practicable; PROVIDED, that no Defendant shall be required to accept a price or other terms for its Shares that it deems in its discretion not acceptable.

4.     FINANCIAL TERMS.

       (a) APPROVAL PAYMENT. Immediately following execution of this Agreement and receipt of the Court's order approving the Stipulation of Dismissal (the "ORDER"), each of the Fund and Artal, respectively, shall as soon as possible, and in no event later than two (2) business days thereafter, deliver, in immediately available funds, to Aksys (1) $17,640,000 in the case of the Fund and (2) $360,000 in the case of Artal.

       (b) REGISTRATION STATEMENT EFFECTIVENESS PAYMENT. Following receipt of the Order, upon the Initial Registration Statement (as defined in the Registration Rights Agreement) being declared effective by the Securities and Exchange Commission, each of the Fund and Artal, respectively, shall as soon as possible, and in no event later than two (2) business days thereafter, deliver, in immediately available funds, to Aksys an additional (1) $9,800,000 in the case of the Fund and (2) $200,000 in the case of Artal.

       (c) PURCHASE OF SUBORDINATED NOTE. Aksys shall sell to each of the Fund and Artal, respectively, and each of the Fund and Artal, respectively, shall purchase from Aksys, a redeemable exchangeable subordinated note (each, a "NOTE," and any shares of Aksys common stock issuable upon exchange of a Note, the "NEW SHARES"), for an aggregate purchase price of (1) $15,778,000, in the case of the Fund, and (2) $322,000, in the case of Artal, pursuant to a Note Purchase Agreement in the form annexed as EXHIBIT D hereto (the "NOTE PURCHASE AGREEMENT"). The Note Purchase Agreement is being executed concurrently with the execution and delivery of this Agreement. The closing of the purchase of the Note shall be concurrent with the payments described in Section 4(a) above.

5.     DEFENDANTS' STANDSTILL COVENANTS.

       (a) CONTROL MATTERS. Except for the acquisition of the Note and the New Shares, if any, each Defendant covenants that, until such time as the combined ownership of Voting Securities (as defined below) by (i) the Fund and, to the Fund's knowledge (based on information reasonably available to the Fund), its Affiliates and Associates, (ii) such Defendant (if other than the Fund) and, to such Defendant's knowledge (based on information reasonably available to such Defendant), its Affiliates and Associates, and (iii) to the knowledge of such Defendant (based on information reasonably available to such Defendant), all other Defendants and their respective Affiliates and Associates (with respect to each Defendant, the Voting Securities described in clauses (i), (ii) and (iii), collectively (but without double-counting), are referred to as such Defendant's "KNOWN AGGREGATE OWNERSHIP") is less than 15% of the then-outstanding Aksys common stock, it shall not, and shall not permit any of its Affiliates controlled by it or its Associates controlled by it to:

               (i) acquire, offer to acquire or agree to acquire, by purchase or otherwise, beneficial ownership of any of Aksys' securities, except pursuant to the Note or the Note Purchase Agreement or as a result of a stock split, stock dividend, distribution, merger, recapitalization, exchange or similar transaction or any Exempt Event or the exercise of any rights in connection with an Exempt Event;

               (ii) make or participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), or solicit any consent or otherwise seek to advise or influence any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (a "PERSON") with respect to the voting of any Voting Securities, in each case only if and to the extent such solicitation, advice or influence is in connection with a Control Matter, or become a "participant" (as such term is used in Schedule 14A under the Exchange Act) in any election contest with respect to members of the Aksys Board (as defined below);

               (iii) form, or join with others in the formation of, any new "person" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities in connection with a Control Matter;

               (iv) deposit any Voting Securities into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof in connection with a Control Matter (other than a proxy granted pursuant to Section 6(d) hereof);

               (v) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Aksys as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any stockholder proposal, in each case in connection with a Control Matter;

               (vi) seek election to or seek to place a representative on the Aksys Board or seek the removal of any member of the Aksys Board;

               (vii) call or seek to have called any meeting of the stockholders of Aksys; or

               (viii) make any press release or public proposal with respect to any form of business combination transaction involving Aksys, including, without limitation, a merger, exchange offer or liquidation of Aksys' assets, or any restructuring, recapitalization or similar transaction with respect to Aksys.

       (b) OTHER MATTERS. Each Defendant further covenants that, until such time as its known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock, it shall not, and shall not permit any of its Affiliates controlled by it or its Associates controlled by it to:

               (i) make or participate in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), or solicit any consent or otherwise seek to advise or influence any Person with respect to the voting of any Voting Securities in connection with any matter other than a Control Matter;

               (ii) deposit any Voting Securities into a voting trust or subject any such Voting Securities to any arrangement or agreement with respect to the voting thereof in connection with any matter other than a Control Matter (other than a proxy granted pursuant to Section 6(d) hereof); or

               (iii) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to Aksys as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate any stockholder proposal, in each case other than in connection with a Control Matter.

       (c) NOTICE AND CURE. In the event that Aksys believes that a Defendant is in material breach of any of the covenants set forth in Section 5(a) or (b) (without regard to the first proviso in the following sentence) (for purposes of this Section 5(c), a "POTENTIAL BREACH"), Aksys shall provide such Defendant with written notice that specifies the Potential Breach in reasonable detail (based on information reasonably available to Aksys), and such Defendant shall have the opportunity to cure the Potential Breach (including by ceasing and correcting in all material respects the allegedly breaching conduct) as described in the following sentence. Such Defendant shall use its reasonable best efforts to cure such Potential Breach as soon as practicable after receipt of such notice from Aksys, but in any event such Defendant shall complete such cure, in order for such cure to be effective, within 30 days of receipt of such notice; PROVIDED, that, notwithstanding anything herein to the contrary, no breach shall be deemed to have occurred unless the breach shall not have been cured in all material respects prior to the end of the 30th day following the date of such notice; and PROVIDED, FURTHER, that nothing herein shall prevent Aksys from seeking interim equitable relief during such 30-day period.

       (d) INVESTOR COMMUNICATIONS. The Parties acknowledge that the Fund in the ordinary course of business will communicate with its shareholders and investors and their respective managers, members, control persons, officers and directors, and that, notwithstanding anything in this Agreement to the contrary, no such communications shall violate any of the provisions of this Section 5 so long as such communications occur in the ordinary course of business and are not made with the intent of encouraging or initiating any Control Matter prohibited under Section 5(a) above.

       (e) DEFENDANT VOTING. Notwithstanding anything in this Agreement to the contrary, none of the provisions of Section 5(a) or (b) shall restrict the voting by any Defendant of any Shares which such Defendant is permitted to vote in its own discretion pursuant to Section 6 hereof.

       (f)     CERTAIN DEFINITIONS.  For purposes of this Agreement:

               (i) "VOTING SECURITIES" means any securities entitled to vote generally on matters submitted for a vote of stockholders of Aksys, or any direct or indirect rights or options to acquire any such securities or any securities convertible into or exercisable or exchangeable for such securities.

               (ii) "CONTROL MATTER" means any proposal or transaction concerning or involving (A) the control of a majority of the outstanding Voting Securities, (B) the election or removal of members of the Aksys Board, (C) a business combination transaction involving Aksys, including, without limitation, any merger, reorganization, recapitalization, sale of all or substantially all assets or similar transaction with respect to Aksys, or (D) any other matter proposed to Aksys' shareholders, including, without limitation, changes to Aksys' certificate of incorporation or bylaws, that pertains to takeover defenses or a change in control of Aksys.

6.     VOTING AGREEMENT.

       (a) 2004 ANNUAL MEETING ELECTION OF DIRECTORS. Each Defendant shall authorize Aksys' chief executive officer and/or chief financial officer as its proxy to vote at the 2004 annual meeting of Aksys shareholders, to be held in May 2004 (the "2004 ANNUAL MEETING"), all Shares owned by it of record or for which it has the power to direct the vote as of the record date for the 2004 Annual Meeting in favor of the election of William C. Dow and Dekle W. Rountree, Jr. to the Aksys Board.

       (b) OTHER VOTING. In connection with any other vote of Aksys stockholders, including any vote to be held at the 2004 Annual Meeting, each Defendant shall authorize a third party selected by the Fund with the consent of Aksys (such consent not to be unreasonably withheld) or, if no such third party shall have been selected by the end of the 30th day following the Effective Date, Aksys' chief executive officer and/or chief financial officer (in either case, the "VOTING DESIGNEE") as its proxy to vote all Shares owned by it of record or for which it has the power to direct the vote as of the record date for such vote:

               (i) at the 2004 Annual Meeting, in the case of any stockholder proposal (as described in Rule 14a-8 under the Exchange Act) being acted upon by the shareholders, as directed by a majority of the independent members of the Aksys Board (as defined under the rules of the National Association of Securities Dealers), and

               (ii) for all other matters, in proportion to the votes cast by all other holders of Aksys common stock (other than other Defendants);

PROVIDED, that from and after certification by the Fund to Aksys that its known Aggregate Ownership is less than 50% of the then-outstanding Aksys common stock, the Voting Designee shall vote as provided above only those of Defendants' Shares that are in excess of 14.99% of the then-outstanding Aksys common stock (with the Fund to designate which of the Defendants' Shares are to be so voted by the Voting Designee) and the Defendants' remaining Shares may be voted at each Defendant's discretion.

       (c) TERMINATION OF VOTING. From and after certification by the Fund to Aksys that the Fund's known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock, the voting and other rights, if any, of the Voting Designee (and, if applicable, the proxies specified in Section 6(a) above) with respect to the Shares shall be discontinued.

       (d) PROXIES. Each Defendant that as of the date hereof owns of record or holds the power to direct the vote of any Shares shall execute irrevocable proxies in the forms annexed as EXHIBIT E hereto.

       (e) NOTICE AND CURE. In the event that Aksys believes that a Defendant is in material breach of any of the covenants set forth in Section

6(a) or (b) (without regard to the first proviso in the following sentence) (for purposes of this Section 6(e), a "POTENTIAL BREACH"), Aksys shall provide such Defendant with written notice that specifies the Potential Breach in reasonable detail (based on information reasonably available to Aksys), and such Defendant shall have the opportunity to cure the Potential Breach (including by ceasing and correcting in all material respects the allegedly breaching conduct) as described in the following sentence. Such Defendant shall use its reasonable best efforts to cure such Potential Breach as soon as practicable after receipt of such notice from Aksys, but in any event such Defendant shall complete such cure, in order for such cure to be effective, within 10 days of receipt of such notice; PROVIDED, that, notwithstanding anything herein to the contrary, no breach shall be deemed to have occurred unless the breach shall not have been cured in all material respects prior to the end of the 10th day following the date of such notice; PROVIDED, FURTHER, that nothing herein shall prevent Aksys from seeking interim equitable relief during such 10-day period; and PROVIDED, FURTHER, that nothing herein shall prevent Aksys from exercising any rights otherwise available to it under its organizational documents or Applicable Laws to postpone any shareholder meeting or action by written consent in order to facilitate a cure and correction of such Potential Breach.

7. ACCESS RIGHTS. Until such time as the Fund's known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock, Aksys shall provide the Fund with reasonable access to Aksys' senior management and members of the Aksys Board, including, without limitation, the opportunity to meet with members of the Aksys Board immediately prior to or after each regular meeting of the Aksys Board (at the site of such meeting, if so desired by the Fund), and shall cause such senior managers and members of the Aksys Board to discuss in good faith issues raised by the Fund. Aksys shall give the Fund at least 5 business days' notice of any regular meeting of the Aksys Board and, if requested by the Fund, the agenda items for such meetings.

8. NO ASSIGNMENT. The Parties represent and warrant that they have not assigned, transferred or conveyed to any other Person any claim or portion thereof or interest therein relating to any of the matters that are the subject of this Agreement.

9. RELEASE OF THE DEFENDANTS. On the Effective Date and subject to Court approval of the Order, Aksys, for (i) itself and its affiliates (other than the Fund, to the extent the Fund might otherwise be deemed to be an affiliate of Aksys) and subsidiaries, predecessor and successor corporations or entities,
(ii) any and all of their respective past, present and future officers, directors, employees, agents, representatives and attorneys, and (iii) any and all other persons, firms, corporations and entities that could or might act on its behalf, does hereby fully, finally and forever release, remise, discharge and acquit each of the Defendants, their affiliates and subsidiaries, predecessor and successor corporations or entities, any and all of their respective past, present and future managers, investors, members, partners, officers, directors, employees, agents, representatives and attorneys, permitted assigns and transferees, and any and all other persons, firms, corporations and entities that could or might act on its behalf, including, without limitation, Durus Life Sciences Fund, LLC and Durus Life Sciences International Fund Ltd., from and against any and all claims, actions, causes of action, debts, damages, demands, offsets, payments, costs, attorneys' fees, obligations of every kind and nature, rights, liabilities, charges, expenses, contracts, promises and agreements (collectively, "CLAIMS") arising out of conduct to date, whether direct or indirect, regardless of the legal theory upon which they are based, whether known or unknown, now existing or arising at any time in the future, and whether liquidated or unliquidated, including, but not limited to, all Claims arising out of conduct to date relating to or arising from the acquisition, ownership, trading or disposition of shares of Aksys common stock, all Claims arising out of conduct to date relating to or arising under the April 2003 Agreement, the October 2003 Agreement or the Rights Agreement and all Claims arising out of conduct to date that were asserted or that could have been asserted in the Litigation.

10. RELEASE OF AKSYS. On the Effective Date and subject to Court approval of the Order, each Defendant, for (i) itself and its affiliates (other than, in the case of the Fund, Aksys, to the extent Aksys might otherwise be deemed to be an affiliate of the Fund) and subsidiaries, predecessor and successor corporations or entities, (ii) any and all of their respective past, present and future officers, directors, employees, agents, representatives and attorneys, and (iii) any and all other persons, firms, corporations and entities that could or might act on its behalf, does hereby fully, finally and forever release, remise, discharge and acquit Aksys, its affiliates and subsidiaries, predecessor and successor corporations or entities, any and all of their respective past, present and future managers, partners, officers, directors, employees, agents, representatives and attorneys, permitted assigns and transferees, and any and all other persons, firms, corporations and entities that could or might act on its behalf, from and against any and all Claims arising out of conduct to date, whether direct or indirect, regardless of the legal theory upon which they are based, whether known or unknown, now existing or arising at any time in the future, and whether liquidated or unliquidated, including, but not limited to, all Claims arising out of conduct to date relating to or arising from the acquisition, ownership, trading or disposition of the shares of Aksys common stock, all Claims arising out of conduct to date relating to or arising under the April 2003 Agreement, the October 2003 Agreement or the Rights Agreement and all Claims arising out of conduct to date that were asserted or that could have been asserted in the Litigation.

11.    REPRESENTATIONS AND WARRANTIES.

       (a) MUTUAL REPRESENTATIONS AND WARRANTIES. Each Defendant, on the one hand, represents and warrants to Aksys, and Aksys, on the other hand, represents and warrants to each Defendant, as follows:

               (i) It has the right, power and authority to enter into and to perform its obligations under those of the Transaction Agreements to which it is or is contemplated to be a party. The execution, delivery and performance by it of each Transaction Agreement to which it is or is contemplated to be a party have been duly authorized by all necessary action on its part. Each Transaction Agreement to which it is or is contemplated to be a party has been duly executed and delivered and constitutes its valid and binding obligation, enforceable in accordance with its terms.

               (ii) The execution and delivery of each Transaction Agreement to which it is or is contemplated to be a party, and the consummation of the transactions contemplated thereby, by it will not, directly or indirectly (with or without notice or lapse of time): (A) contravene, conflict with or result in a violation of (1) any provisions of its certificate or articles of incorporation, bylaws, management agreement, operating agreement, partnership agreement or similar governing document or (2) any resolution adopted by its board of directors or any committee thereof or shareholders, (B) contravene, conflict with or result in a violation of, or give any governmental authority, agency or entity of any kind whatsoever, including without limitation any quasi-governmental agency, self-regulatory organization, arbitrator or arbitral panel (a "GOVERNMENTAL BODY") the right to exercise any remedy or obtain any relief under, any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or other governmental authorization or approval (collectively, "APPLICABLE LAW"), or (C) contravene, conflict with or result in a violation or breach of, or default under, any provision of any contract to which it is a party or may be bound.

       (b)     ADDITIONAL REPRESENTATIONS AND WARRANTIES AND COVENANTS OF
AKSYS.  Aksys additionally represents and warrants to each Defendant as follows:

               (i) to Aksys' knowledge, no past or present Aksys shareholder has made or threatened to make any claims with respect to the acquisition, ownership, trading or disposition of shares of Aksys common stock by any of the Defendants, other than as previously disclosed in writing to the Fund; and

               (ii) the Rights Amendment has been adopted and approved by a unanimous vote of the members of the board of directors of Aksys (the "AKSYS BOARD"), has been duly executed and delivered by Aksys, and will be effective, without any further action by any Person, immediately upon the Court's approval of the Stipulation of Dismissal, and there has not been any Stock Acquisition Date based on the stock ownership of any Defendant, individually or collectively, and there has not been any Distribution Date under the Rights Agreement.

               Aksys shall cause the Rights Agent to duly execute and deliver a counterpart to the Rights Amendment as soon as practicable, and in any event within 1 business day following the Effective Date.

       (c)     ADDITIONAL REPRESENTATIONS AND WARRANTIES AND COVENANTS OF
DEFENDANTS.

               (i) Each Defendant represents and warrants to Aksys that it does not hold any Shares with the purpose or intent of controlling Aksys or changing or influencing the control or management of Aksys or in connection with or as a participant in any transaction having that purpose or intent.

               (ii) Each Defendant covenants that, until such time as such Defendant's known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock, it shall not in the future hold any Shares with the purpose or intent of controlling Aksys or changing or influencing the control or management of Aksys or in connection with or as a participant in any transaction having that purpose or intent.

               (iii) Each of the Fund and Artal, respectively, represents and warrants to Aksys that it is the beneficial owner of that number of Shares indicated on Schedule I annexed hereto. Each other Defendant represents and warrants to Aksys that it does not own any Shares of record or beneficially, other than indirect interests, if any, in the Shares owned by the Fund or Artal as represented pursuant to the preceding sentence.

       (d) ADDITIONAL REPRESENTATION AND WARRANTY OF THE FUND AND ARTAL. Each of the Fund and Artal represents and warrants to Aksys that neither the Sacane Parties nor any Person known to the Fund or Artal, respectively (based on information reasonably available to it), to be an Affiliate or Associate of the Sacane Parties has the right to direct the voting or disposition of any Shares beneficially owned by the Fund or Artal or to trade securities on the Fund's or Artal's behalf or exercise any management power with respect to the Fund or Artal.

12. NOTICES OF SALES. Each Defendant, until such time as such Defendant's known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock, shall notify Aksys promptly in writing of each sale or other similar disposition by it of any Shares.

13. PROHIBITION AGAINST SHORT SALES. Each Defendant covenants that, until such time as such Defendant's known Aggregate Ownership is less than 10% of Aksys' then-outstanding common stock, it will not engage in short sales of any Aksys common stock.

14. VOLUNTARY AND KNOWINGLY. The Parties acknowledge that, before executing this Agreement, they have been advised and given the opportunity to consult with counsel and have in fact sought and received advice from counsel of their own choosing, and have been fully advised of their rights under law. The Parties further acknowledge that they have reviewed this Agreement in its entirety, understand it and voluntarily execute it.

15.    SACANE PARTIES.

       (a) NO RELEASE OF SACANE PARTIES. Nothing in this Agreement shall be construed as a release by the Fund or Artal of any third party or any party other than Aksys, Aksys' affiliates and subsidiaries, predecessor and successor corporations and entities, any and all of their respective past, present and future managers, partners, officers, directors, employees, agents, representatives and attorneys, permitted assigns and transferees, and any and all other persons, firms, corporations and entities that could or might act on Aksys' behalf. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as a release by the Fund or Artal of the Sacane Parties, nor shall this Agreement impair in any way the right of the Fund, Artal, Durus Life Sciences Fund, LLC and Durus Life Sciences International Fund Ltd., or any of their respective investors, managers, members and control persons, from asserting any claims at law or in equity against any of the Sacane Parties. Any language to the contrary in this Agreement or any other Transaction Agreement is superseded by this Section 15(a).

       (b) NO RELEASE BY SACANE PARTIES. Nothing in this Agreement shall be construed as a release by the Sacane Parties of any third party or any party other than Aksys, Aksys' affiliates and subsidiaries, predecessor and successor corporations and entities, any and all of their respective past, present and future managers, partners, officers, directors, employees, agents, representatives and attorneys, permitted assigns and transferees, and any and all other persons, firms, corporations and entities that could or might act on Aksys' behalf. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as a release by the Sacane Parties of the Fund, Artal, Durus Life Sciences Fund, LLC and Durus Life Sciences International Fund Ltd., nor shall this Agreement impair in any way the right of the Sacane Parties from asserting any claims at law or in equity against any of the Fund, Artal, Durus Life Sciences Fund, LLC and Durus Life Sciences International Fund Ltd., or any of their respective investors. Any language to the contrary in this Agreement or any of the other Transaction Agreements is superseded by this
Section 15(b).

16. SUFFICIENCY OF CONSIDERATION. Other than the terms set forth in this Agreement, each Defendant, on the one hand, and Aksys, on the other hand, acknowledges and agrees that no additional consideration is required or owing to the other arising out of or relating to the Complaint or other matters covered hereby, and that sufficient consideration has passed between them by virtue of this Agreement to render this Agreement and the Transaction Agreements, including the releases herein, valid and enforceable. Aksys further acknowledges that each Defendant, and each Defendant further acknowledges that Aksys, is relying upon the representations and warranties of such Party, among other things, in entering into this Agreement.

17.    ENTIRE AGREEMENT; MODIFICATION.

       (a) ENTIRE AGREEMENT. This Agreement and the other Transaction Agreements constitute the complete, final and exclusive embodiment of the entire agreement among the Parties with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein. Without limiting the generality of the foregoing, the April 2003 Agreement and the October 2003 Agreement are hereby terminated.

       (b) MODIFICATION. This Agreement may not be modified except in a writing signed by each Party adversely affected by the proposed amendment.

18. SEVERAL OBLIGATIONS. The obligations of Aksys, the Fund, Artal and the Sacane Parties hereunder are several and not joint; PROVIDED, that the obligations of the Sacane Parties are joint and several.

19. HEIRS, SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each Party, and inure to the benefit of each Party, its heirs, personal representatives, successors, assigns, executors and administrators.

20. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware without giving effect to the conflicts or choice of law provisions thereof.

21.    SEVERABILITY. If any provision of this Agreement or any other
Transaction Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered valid and enforceable and to give the applicable Parties the intended benefits of the provision.

22.    ENFORCEMENT ACCORDING TO TERMS.

       (a) ENFORCEMENT. The Parties intend this Agreement to be enforced according to its terms. Each Defendant, on the one hand, and Aksys, on the other hand, acknowledges and agrees that Aksys or the Defendants, as the case may be, would suffer irreparable harm if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Defendant, on the one hand, and Aksys, on the other hand, shall be entitled to an injunction or injunctions (without the need to post any bond) to prevent breaches of this Agreement by Aksys or the Defendants, as the case may be, and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which any Party may be entitled at law or in equity.

       (b) THIRD PARTY BENEFICIARIES. The Parties acknowledge and agree that the provisions of this Agreement and each of the Transaction Agreements are intended to be for the benefit of, and may be enforced by, each of the Parties. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce the terms of this Agreement or the Transaction Agreements, except that third parties who are intended beneficiaries of the release of claims against them contained in Sections 9 and 10 hereof shall be entitled to enforce such releases.

       (c) LIMITATIONS. In the event a third party claim (the "THIRD PARTY CLAIM") results in losses for which a Party (the "CLAIMING PARTY") seeks recovery against another Party (the "REPRESENTING PARTY") as a result of breach of the representation and warranty contained in Section 11(a)(i), 11(a)(ii)(C) and 11(b) hereof:

               (i) Damages recoverable from the Representing Party for the breach of the representation and warranty shall not include losses arising from a general decline in the price of all Aksys common stock as a result of the Third Party Claim or the settlement thereof; and

               (ii) Damages recoverable from the Representing Party in the claim for breach of the representation and warranty shall be limited to the extent that any losses in the Third Party Claim arose from acts of misconduct at any time by those individuals who currently are officers or directors of the Claiming Party.

23.    CONSTRUCTION AND CERTAIN DEFINED TERMS.

       (a) HEADINGS. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

       (b) TRANSACTION AGREEMENTS. "TRANSACTION AGREEMENTS" shall mean this Agreement, the Rights Agreement, as amended by the Rights Amendment, the Registration Rights Agreement, the Note Purchase Agreement, the Note, and all other agreements, certificates and instruments contemplated herein or therein.

24. WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a written instrument signed by the Party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived.

25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, any of which need not contain the signatures of more than one Party, but all signed counterparts taken together shall constitute one and the same instrument. A facsimile signature shall be deemed as valid as an original signature.

26. NOTICES. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party at the address specified below.

                  If to Aksys, to:

                           Aksys, Ltd.
                           Two Marriott Drive
                           Lincolnshire, Illinois  60069
                           Attn:    Chief Executive Officer
                                    Chief Financial Officer
                           Telecopy:    (847) 229-2235
                           Telephone:  (847) 229-2020

                  With a copy to:

                           Kirkland & Ellis LLP
                           200 East Randolph Drive
                           Chicago, Illinois  60601
                           Attn:    Keith S. Crow, P.C.
                           Telecopy:    (312) 861-2200
                           Telephone:  (312) 861-2000

                  If to the Fund, to:

                           Durus Life Sciences Master Fund Ltd.
                           c/o International Fund Services (Ireland) Limited 3rd Floor, Bishops Square
                           Redmonds Hill
                           Dublin 2, Ireland
                           Attn:    Susan Byrne
                           Telecopy:    (011) 35-31-707-5113
                           Telephone:  (011) 35-31-707-5013

                  With a copy to:

                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, NY  10022
                           Attn:    Paul N. Roth, Esq.
                           Telecopy:    (212) 593-5955
                           Telephone:  (212) 756-2000

                  And an additional copy to:

                           Morrison & Foerster LLP
                           425 Market Street
                           San Francisco, CA  94105
                           Attn:    Gavin Grover, Esq.
                           Telecopy:    (415) 268-7522
                           Telephone:  (415) 268-7113

                  If to Sacane, to:

                           Scott Sacane
                           20 Marshall Street
                           Suite 320
                           Norwalk, Connecticut  06854
                           Telecopy:    (203) 899-3107
                           Telephone:  (203) 899-3125

                  With a copy to:

                           The Dontzin Law Firm
                           6 East 8lst Street
                           New York, New York  10028
                           Telecopy:    (212) 717-8088
                           Telephone:  (212) 717-2900

                  If to Durus, to:

                           Durus Capital Management, LLC
                           20 Marshall Street
                           Suite 320
                           Norwalk, Connecticut  06854
                           Telecopy:    (203) 899-3107
                           Telephone:  (203) 899-3125

                  With a copy to:

                           The Dontzin Law Firm
                           6 East 81st Street
                           New York, New York  10028
                           Telecopy:    (212) 717-8088
                           Telephone:  (212) 717-2900

                  If to Durus N.A., to:

                           Durus Capital Management (N.A.), LLC
                           20 Marshall Street
                           Suite 320
                           Norwalk, Connecticut  06854
                           Telecopy:    (203) 899-3107
                           Telephone:  (203) 899-3125

                  With a copy to:

                           The Dontzin Law Firm
                           6 East 8lst Street
                           New York, New York  10028
                           Telecopy:    (212) 717-8088
                           Telephone:  (212) 717-2900

                  If to Artal, to:

                           Artal Long Biotech Portfolio LLC
                           c/o Artal Alternative Treasury Management
                           19A Rue de la Croix-d'or
                           Geneva
                           Switzerland
                           Attn:    Christian Tedeschi, Managing Director

                  With a copy to:

                           Shartsis, Friese & Ginsburg LLP
                           One Maritime Plaza, 18th Floor
                           San Francisco, CA  94111
                           Attn:    Carolyn Gorman, Esq.
                           Telecopy:    (415) 421-2922
                           Telephone:  (415) 421-6500

     Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the second business day after deposit with a reputable overnight courier service, as the case may be.

27.    PUBLIC DISCLOSURE.

       (a) DISCLOSURES. Until such time as the Fund's known Aggregate Ownership is less than 15% of the then-outstanding Aksys common stock:

               (i) each Party proposing to make any press release or other written public announcement or disclosure concerning any Transaction Agreement (a "DISCLOSURE") shall provide an advance copy to the other Parties and shall allow each of Aksys, the Fund and Artal the opportunity to comment thereon, and

               (ii) no such Disclosure shall be made by any Party in a press release without the consent of Aksys, in the case of any Disclosure made by any Defendant, or the consent of the Fund, in the case of any Disclosure made by any Party other than the Fund, in each case such consent not to be unreasonably withheld.

       (b) PROCESS. At any and all times after the filing of the Stipulation of Dismissal, if any Party receives a subpoena or other process from any non-party seeking production or other disclosure of any documentation, correspondence, or testimony related to the Litigation, the Party receiving the process promptly shall give written notice and notice by telephone to all other Parties of the receipt of that process, identifying the production, disclosure or testimony sought and enclosing a copy of the process.

       (c) GOVERNMENTAL BODIES. At any and all times after the filing of the Stipulation of Dismissal, the Parties may not disclose any documentation, correspondence, or testimony related to the Litigation except (i) as may be required by Applicable Law or (ii) to any Governmental Body, PROVIDED, that the Party disclosing such documentation, correspondence, or testimony requests confidential treatment thereof to the extent permitted by law.

28.    NON-DISPARAGEMENT.

       (a) AKSYS COVENANT. Subject to paragraph (d) below, Aksys agrees not to publicly make or publish, and to instruct its agents and employees not to publicly make or publish, any Disparaging (as defined below) remarks, comments or statements (orally or in writing), or instigate, assist or participate in the making or publication of any Disparaging remarks, comments or statements, concerning (i) any Defendant, (ii) any Defendant's services, affairs or operations, or (iii) the reputation of any Person who is known by Aksys (based on information reasonably available to Aksys) to be a member, manager, officer, director, agent, employee or investor of any Defendant.

       (b) DEFENDANTS COVENANT. Each Defendant agrees not to publicly make or publish, and to instruct its agents and employees not to publicly make or publish, any Disparaging remarks, comments or statements (orally or in writing), or instigate, assist or participate in the making or publication of any Disparaging remarks, comments or statements, concerning (i) Aksys, (ii) any of Aksys' services, affairs or operations, or (iii) the reputation of any Person who is known by such Defendant (based on information reasonably available to such Defendant) to be a member, manager, officer, director, agent or employee of Aksys.

       (c) DEFINITION OF DISPARAGING. "DISPARAGING" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the Person being disparaged.

       (d) EXCEPTIONS AND EXPIRATION. Nothing contained in this Section 28 shall preclude any of the Parties from: (i) complying with its disclosure obligations under the securities laws; (ii) providing truthful testimony in response to a subpoena, court order, regulatory request or other legal process believed in good faith to be valid; or (iii) making any statements of any kind to such parties' spouse or attorney. The provisions of this Section 28 shall expire upon the third anniversary of the Effective Date.

29. NO ADMISSION OF LIABILITY. Neither Aksys' nor any Defendant's execution of this Agreement constitutes or may be construed as an admission of any liability.

30.    FURTHER ASSURANCES.

       (a) REASONABLE EFFORTS. Each Party agrees to use reasonable effort to take reasonable actions as any other Party may request to carry out the intent of the transactions contemplated by this Agreement and the other Transaction Agreements and to take any other actions required under Applicable Laws to carry out and effectuate the intent of this Agreement and the other Transaction Agreements. Each Party further agrees to cooperate with the other Parties and use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things, reasonably necessary to carry out and effectuate the intent of this Agreement and the other Transaction Agreements.

       (b) THIRD PARTY CLAIMS. Subject to Section 15 hereof and obligations under Applicable Law, each Party agrees that neither it nor (i) any of its affiliates and subsidiaries, predecessor and successor corporations or entities,
(ii) any of its past, present and future officers, directors, employees, agents, representatives and attorneys, or (iii) any other Persons that such Party controls that could or might act on its behalf, will assist, directly or indirectly, any other Person in investigating, preparing or asserting any Proceeding against any Person released hereunder arising out of conduct to date or any transaction contemplated by this Agreement or any other Transaction Agreement; PROVIDED, that nothing contained in this Section 30 shall preclude any such Person from providing truthful testimony in response to a subpoena, court order, regulatory request or other legal process believed in good faith to be valid; and PROVIDED, FURTHER, that nothing in this Section 30 shall preclude the Fund and Artal from cooperating with and assisting each other in connection with any actions brought by or against any of the Sacane Parties.

       (c) NO INCONSISTENT POSITIONS. Each Defendant, on the one hand, and Aksys, on the other hand, agrees not to pursue any claim, right or defense against Aksys or any Defendant, as the case may be, under this Agreement and the other Transaction Agreements that is inconsistent with the obligations of such Party under this Agreement and the other Transaction Agreements. Each Party agrees that it will not make any representation or argument or take any position inconsistent with the representations, warranties, and agreements made by it in this Agreement or any other Transaction Agreement, whether in any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body (collectively, "PROCEEDINGS"), including in any negotiation with any Person threatening to make any claims or commence any Proceeding, and no Party shall initiate or encourage in any way any such Proceeding.

31. COSTS. Except as otherwise specified herein or in any of the other Transaction Agreements, each Party will bear its own costs in connection with this Agreement and the other Transaction Agreements.

                                    * * * * *

          IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


AKSYS, LTD.

By:    /s/ William C. Dow
       ----------------------------------

Name:  William C. Dow
       ----------------------------------

Title: President & CEO
       ----------------------------------

Date:  23 February, 2004
       ----------------------------------

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


DURUS LIFE SCIENCES MASTER FUND LTD.

By:    /s/ Leslie L. Lake
       ----------------------------------

Name:  Leslie L. Lake
       ----------------------------------

Title: Director
       ----------------------------------

Date:  2-23-04
       ----------------------------------

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


DURUS CAPITAL MANAGEMENT, LLC

By:    /s/ Scott Sacane
       -----------------------------------

Name:  Scott Sacane
       -----------------------------------

Title: Managing Member
       -----------------------------------

Date:  2/23/04
       -----------------------------------

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


DURUS CAPITAL MANAGEMENT (N.A.), LLC

By:    /s/ Scott Sacane
       -----------------------------------

Name:  Scott Sacane
       -----------------------------------

Title: Managing Member
       -----------------------------------

Date:  2/23/04
       -----------------------------------

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


SCOTT SACANE

/s/ Scott Sacane
------------------------------------------

Date:  2/23/04
       -----------------------------------

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Settlement Agreement and Mutual Release to be executed as follows:


ARTAL LONG BIOTECH PORTFOLIO LLC

By:  Artal Alternative Treasury Management
Its:  Managing Member

By:    /s/ Christian Tedeschi
       -----------------------------------

Name:  Christian Tedeschi
       -----------------------------------

Title: Managing Director
       -----------------------------------

Date:  Feb 23, 04
       -----------------------------------

                                   SCHEDULE I

                                   SHARES HELD
                           (as of the Effective Date)



DEFENDANT                   SHARES HELD OF
---------                   --------------
                            RECORD OR
                            ---------
                            BENEFICIALLY
                            ------------


The Fund                    21,333,118

Artal                       498,100